UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 18, 2008

TECHTARGET, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	1-33472	04-3483216
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

117 Kendrick Street, Needham, MA 02494
(Address of Principal Executive Offices)   (Zip Code)

Registrant’s telephone number, including area code:  (781) 657-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into Material Definitive Agreement

On September 12, 2008, TechTarget, Inc. (the “Company”) entered into a Lease Agreement (the “Lease Agreement”) with CFRI/CQ Norwood Upland, L.L.C. (“Lessor”) pursuant to which the Company has agreed to lease approximately 113,017 square feet of a building located at Lot 4 of the Upland Woods Corporate Center in Norwood, Massachusetts (the “Leased Premises”).  The Leased Premises are under construction, completion of which is scheduled for no later than December 31, 2009 (the “Scheduled Completion Date”).  The Company intends to move all of its operations currently conducted at 117 Kendrick Street, Needham, Massachusetts to the Leased Premises on or about  January 1, 2010.

The commencement date for the lease will occur on the later of either (i) the Scheduled Completion Date or (ii) the day following the date on which the Leased Premises are “ready for occupancy”, as defined in the Lease Agreement (the “Commencement Date”).  The term of the Lease Agreement expires 10 years from the Commencement Date.  The Company has been granted the option to extend the term for two additional five-year periods.   The annual fixed rent payable by the Company from the Commencement Date through the first five years is $28.75 per rentable square foot and from year six through the end of the initial term is $30.75 per rentable square foot.  The Company has secured a letter of credit to satisfy the security deposit of approximately $737,402 to the Lessor in accordance with the terms of the Lease Agreement.

If the Company defaults in the performance of certain obligations under the Lease Agreement, including failure to timely pay rent obligations, the Lessor may terminate the Lease Agreement upon no less than ten days notice and the Company will remain liable as provided in the agreement.

The foregoing is only a summary of the Lease Agreement and is qualified in its entirety by reference to the Lease Agreement, a copy of which is attached hereto as Exhibit 10.1 and is incorporated into this Item 1.01 by reference.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TECHTARGET, INC.

Date: September 18, 2008	By:	/s/ ERIC SOCKOL
Eric Sockol
Treasurer and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Lease Agreement By and Between CFRI/CQ Norwood Upland, L.L.C., as Landlord and TechTarget, Inc. as Tenant